Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
	One Freedom Square	Palo Alto, CA
	Reston Town Center	650 843-5000
	11951 Freedom Drive	San Diego, CA
	Reston, VA	858 550-6000
	20190-5656	San Francisco, CA
	Main 703 456-8000	415 693-2000
September 12, 2006	Fax 703 456-8100	Washington, DC 202 842-7800
www.cooley.com
Micromet, Inc.
2110 Rutherford Road	DARREN K. DESTEFANO
Carlsbad, California 92008	(703) 456-8034
ddestefano@cooley.com
Re: Micromet, Inc.
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Micromet, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 6,536,193 shares of the Company’s common stock, par value $0.00004 per share (the “Shares”) issuable to the selling stockholder named therein (the “Selling Stockholder”). The Shares include (i) up to 6,251,193 shares of the Company’s common stock, par value $0.00004 per share (the “Agreement Shares”), that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated as of August 30, 2006, by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 285,000 shares of the Company’s common stock, par value $0.00004 per share (the “Warrant Shares”), issuable upon the exercise of an outstanding Warrant issued to the Selling Stockholder (the “Warrant”) in connection with the execution and delivery of the Agreement.
In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, the Agreement, the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.
Very truly yours,
Cooley Godward LLP

/s/ Darren K. DeStefano

Darren K. DeStefano